UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2011

THE E.W. SCRIPPS COMPANY
 (Exact name of registrant as specified in its charter)

Ohio	0-16914	31-1223339
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 977-3000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE E.W. SCRIPPS COMPANY
INDEX TO CURRENT REPORT ON FORM 8-K

Item No.	Page
8.01 Other Events.	3

Item 8.01 Other Events.
The Trustees of The Edward W. Scripps Trust (the “Trust”), the controlling shareholder of the Company, informed us on June 16, 2011, that they filed, on June 15, 2011, a petition for instructions and declaratory relief with an Ohio probate court that seeks (i) to prepare for the administration of the Trust following its eventual termination, (ii) to determine the identities of named beneficiaries and the identities of others who may be entitled to distributions from the Trust, (iii) to authorize, subject to clause (iv) below, the Trustees to continue the investment and management of the Trust’s assets during the period between Trust termination and final distribution of assets (“winding-up period”), (iv) to authorize the Trustees to vote the Common Voting Shares of the Company during the winding-up period in accordance with the procedures set forth in the Scripps Family Agreement and (v) to confirm the Trustees’ views on a number of other issues.
The Trustees also informed us that the petition was filed under seal in accordance with Ohio court rules and that the parties to the action are bound by a protective order issued by the court that limits disclosure with respect to the proceedings. The Trustees stated that, given the foregoing, they do not intend to provide us with updates on the status of the proceeding until any relevant determination is made.
The Trust will terminate upon the death of one individual, who is currently 93 years of age. Upon conclusion of the winding-up period, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to certain descendants of the founder of the Company. Certain of these descendants have entered into the Scripps Family Agreement, which will restrict transfer and govern voting of Common Voting Shares to be held by them upon distribution of the Trust estate. The Scripps Family Agreement is summarized in the Company’s proxy statement and has been filed by the Company with the Securities and Exchange Commission as an exhibit to its Form 10-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE E.W. SCRIPPS COMPANY
BY:	/s/ Douglas F. Lyons
Douglas F. Lyons
Vice President and Controller

Dated: June 17, 2011

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